Exhibit 99.1

GLYCOMIMETICS REPORTS PROGRAM UPDATES

AND SECOND QUARTER 2017 RESTULTS

•	FDA granted Breakthrough Therapy designation to the Company’s drug candidate, GMI-1271, for treatment of adults with relapsed/refractory acute myeloid leukemia (AML)
•	Company completed enrollment in the in Phase 2 portion of its Phase 1/2 trial of GMI-1271 for the treatment of AML
•

Clinicians presented interim clinical data from the Phase 1/2 trial of GMI-1271 for the treatment of AML at the 2017 American Society of Clinical Oncology (ASCO) and European Hematology Association (EHA) meetings

•	Company completed public offering raising gross proceeds of $92.6 million

ROCKVILLE, MD, august 3, 2017 – GlycoMimetics, Inc. (NASDAQ: GLYC) today reported progress on its clinical development programs and its financial results for the second quarter ended June 30, 2017.

“In the second quarter of 2017, GlycoMimetics achieved multiple milestones for its GMI-1271 program, a highlight of which was the FDA’s granting of Breakthrough Therapy designation to GMI-1271 for the treatment of relapsed/refractory AML patients. This milestone was coupled with the presentation of updated data from our ongoing Phase 1/2 clinical trial at both the ASCO and EHA meetings and the completion of a public offering of our common stock, from which we raised gross proceeds of $92.6 million to significantly extend our cash runway. We believe that these milestones provide evidence of the opportunity residing in our GMI-1271 program and our drug development platform more generally. The achievements during the second quarter have importantly underscored the differentiated potential of GMI-1271,” noted Rachel King, Chief Executive Officer.

“The recent spotlight on our fast-progressing program in AML, however, should not obscure the potential of our platform and broad pipeline opportunities.  In particular, GMI-1359, is a compound with potential in multiple cancer indications and is now in Phase 1 trials in healthy volunteers.  During 2018, we plan to identify the initial patient population in which we will evaluate this compound.  In addition, according to our collaborator Pfizer, our most advanced clinical development program is on track to complete enrollment of the Phase 3 pivotal trial in the second half of 2018. This is to evaluate GlycoMimetics’ drug candidate, rivipansel, for the treatment of vaso-occlusive crisis of sickle cell disease,” she added.

Key Operational Highlights for the Second Quarter of 2017:

•

The company presented new data from its Phase 1/2 AML trial of GMI-1271 at the June 2017 annual meetings of ASCO and EHA. In the relapsed or refractory disease arm of the trial, 66 patients had been enrolled. Of the 54 relapsed/refractory AML patients for whom data were available, the CR/CRi rate was 41%. The mortality rate among this group at 60 days was 7%. We believe these results compare favorably to what would be expected in this population, based on published historical controls in similar patients. Researchers also observed a median E-selectin ligand expression of 35% at baseline, with higher rates among those patients in this cohort who achieved remission. In the newly-diagnosed, treatment-naïve, elderly patient arm of the trial, 25 patients had been enrolled. Among these 25 patients, the CR/CRi rate was 68%, with a 73% rate for patients with de novo disease and 64% for patients with secondary AML.

•

In May 2017, the company completed enrollment of 91 patients in the Phase 1/2 trial of GMI-1271. The Phase 2 portion of the trial included one cohort of 25 patients over 60 years of age with newly diagnosed AML and a second cohort of 44 patients with relapsed or refractory AML.  Unlike in the Phase 1 portion, some of the patients in the Phase 2 portion may be treated with multiple cycles of GMI-1271. We plan to provide additional updates from this clinical trial in the second half of 2017 and in 2018. We also intend to discuss with the FDA the design of a potential pivotal trial that could support an application for marketing approval for GMI-1271 for the treatment of AML.

•

In May 2017, GMI-1271 received Breakthrough Therapy designation from the FDA for the treatment of adults with relapsed/refractory AML. The FDA grants Breakthrough Therapy designation to companies to help accelerate development and review of drug candidates when preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies. The designation is designed to expedite the development and review of designated therapies, without changing FDA standards for new drug approval. In addition, in May 2017, the European Commission, based on a favorable recommendation from the European Medicines Agency Committee for Orphan Medicinal Products, granted orphan product designation for GMI-1271 for the treatment of AML.

Second Quarter 2017 Financial Results:

•

Cash position: As of June 30, 2017, GlycoMimetics had cash and cash equivalents of $119.1 million as compared to $40.0 million as of December 31, 2016.  The Company raised $86.8 million in net proceeds from the public offering of common stock completed in May 2017 and an additional $7.4 million in net proceeds under an at-the-market equity facility that was terminated in May 2017 in connection with the public offering.

•

R&D Expenses: The company’s research and development expenses decreased to $5.7 million for the quarter ended June 30, 2017 as compared to $5.8 million for the second quarter of 2016. The decrease was primarily caused by a decrease in expenses related to non-clinical toxicology studies and manufacturing and process development for its earlier-state drug candidate, GMI-1359, partially offset caused by the on-going costs associated with the ongoing clinical trials of GMI-1271 for the treatment of AML and multiple myeloma (MM).

•

G&A Expenses: The company’s general and administrative expenses increased to $2.5 million for the quarter ended June 30, 2017 as compared to $2.3 million for the second quarter of 2016.  These increases were primarily attributable to annual salary adjustments and additional stock-based compensation expense caused by 2017 equity awards to employees and directors.

•	Shares Outstanding: Shares of common stock outstanding as of June 30, 2017 were 32,716,357.

About GMI-1271

GMI-1271 is designed to block E-selectin (an adhesion molecule on cells in the bone marrow) from binding with blood cancer cells as a targeted approach to disrupting well-established mechanisms of leukemic cell resistance within the bone marrow microenvironment. In a Phase 2 clinical trial that has now completed enrollment, GMI-1271 is being evaluated in both elderly and relapsed/refractory  patients with AML. In both populations, patients treated with GMI-1271 together with standard chemotherapy have continued to achieve higher than expected remission rates based on historical controls, as well as lower than expected induction-related mortality rates. Importantly,  treatment in this patient population has been well tolerated with minimal adverse effects.

About GMI-1359

GMI-1359 is designed to simultaneously inhibit both E-selectin and CXCR4.  E-selectin and CXCR4 are both adhesion molecules that keep cancer cells in the bone marrow.  Preclinical studies indicate that targeting both E-selectin and CXCR4 with a single compound could improve efficacy in the treatment of cancers that involve the bone marrow such as AML and MM or in solid tumors that metastasize to the bone, such as prostate cancer and breast cancer.  GMI-1359 is currently in Phase 1 testing in healthy volunteers.

About GlycoMimetics, Inc.

GlycoMimetics is a clinical-stage biotechnology company focused on the discovery and development of novel glycomimetic drugs to address unmet medical needs resulting from diseases in which carbohydrate biology plays a key role.   GlycoMimetics' most advanced drug candidate, rivipansel, a pan-selectin antagonist, is being developed for the treatment of vaso-occlusive crisis in sickle cell disease and is being evaluated in a Phase 3 clinical trial being conducted by its strategic collaborator, Pfizer.  GlycoMimetics' wholly-owned drug candidate, GMI-1271, an E-selectin antagonist, is being evaluated in an ongoing Phase 2 clinical trial as a potential treatment for AML and in a Phase 1 clinical trial for the treatment of MM. The FDA recently granted GMI-1271 Breakthrough Therapy designation for the treatment of adult AML patients with relapsed/refractory disease. GlycoMimetics has also recently initiated a Phase 1 clinical trial with a third drug candidate, GMI-1359, a combined CXCR4 and E-selectin antagonist. GlycoMimetics is located in Rockville, MD in the BioHealth Capital Region. Learn more at www.glycomimetics.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the clinical development of the company’s drug candidates, including the expected timing of completion of clinical trials and the presentation of clinical data. Actual results may differ materially from those in these forward-looking statements. For a further description of the risks associated with these statements, as well as other risks facing GlycoMimetics, please see the risk factors described in the company’s annual report on Form 10-K that was filed with the U.S. Securities and Exchange Commission (SEC) on March 1, 2017, and other filings GlycoMimetics makes with the SEC from time to time. Forward-looking statements speak only as of the date of this release, and GlycoMimetics undertakes no obligation to update or revise these statements, except as may be required by law.

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Source: GlycoMimetics

Investor Contact:

Shari Annes

Phone: 650-888-0902

Email: sannes@annesassociates.com

Media Contact:

Jamie Lacey-Moreira

Phone: 410-299-3310

Email: jamielacey@presscommpr.com

GlycoMimetics, Inc.

Condensed Statements of Operations

(In thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)

Revenue	$—	$—	$—	$—

Costs and expenses:
Research and development expense	5,722	5,781	11,601	11,300
General and administrative expense	2,522	2,312	4,614	4,369
Total costs and expenses	8,244	8,093	16,215	15,669

Loss from operations	(8,244)	(8,093)	(16,215)	(15,669)

Other income	102	22	142	42

Net loss and comprehensive loss	$(8,142)	$(8,071)	$(16,073)	$(15,627)

Net loss per common share – basic and diluted	$(0.30)	$(0.41)	$(0.63)	$(0.80)
Weighted average common shares – basic and diluted	27,239,902	19,793,202	25,360,167	19,432,520

GlycoMimetics, Inc.

Balance Sheet Data

(In thousands)

	June 30,	December 31,
	2017	2016
	(unaudited)

Cash and cash equivalents	$119,148	$40,042

Working capital	114,203	34,187

Total assets	121,622	42,388

Total liabilities	6,190	7,087

Total stockholders' equity	115,432	35,301